EXHIBIT 99.2

Screen Media Ventures, LLC and Subsidiaries
(A Limited Liability Company)

Consolidated Financial Statements
and Independent Auditor's Report

December 31, 2015 and 2014

Screen Media Ventures, LLC and Subsidiaries

Index

Page

Independent Auditor's Report	2-3

Consolidated Financial Statements:
Balance Sheets	4

Statements of Operations and Members' Deficiency	5

Statements of Cash Flows	6

Notes to Consolidated Financial Statements	7

1

Independent Auditor's Report

To the Members

Screen Media Ventures, LLC

We have audited the accompanying consolidated financial statements of Screen Media Ventures, LLC and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations and members' deficiency and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Screen Media Ventures, LLC and Subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

2

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has not obtained extensions on their notes payable that are due October 31, 2016 and November 1, 2016. In addition, the Company has a members' deficiency of $16,000,757 as of December 31, 2015. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/s/ COHNREZNICK LLP

New York, New York

October 27, 2016

3

Screen Media Ventures, LLC and Subsidiaries

Consolidated Balance Sheets

December 31, 2015 and 2014

	2015	2014

Assets

Current assets:
Cash	$126,822	$129,476
Accounts receivable, net of allowances of $642,408 and $664,308	6,320,386	7,459,305
Inventory	396,969	424,940
Prepaid expenses and other current assets	348,585	449,815
Total current assets	7,192,762	8,463,536

Accounts receivable, long-term portion	464,208	552,417
Film library	23,131,076	20,471,282
Website and other development costs, net of accumulated amortization of $1,847,010 and $1,191,380	1,676,202	1,921,430
Equipment and improvements, net	256,896	109,420

Deferred financing costs, net of accumulated amortization of $119,341 and $56,726	121,057	65,432
Totals	$32,842,201	$31,583,517

Liabilities and Members' Deficiency

Current liabilities:
Accounts payable and accrued expenses	$674,605	$634,716
Accrued participation costs	470,133	430,940
Film library acquisition obligations	2,704,700	2,278,684
Accrued interest on revolving credit facility	138,845	181,683
Note payable - revolving credit facility	16,100,823	15,584,137
Notes payable - convertible debt	15,000,000	15,000,000
Accrued interest on convertible debt	11,664,463	11,351,865
Total current liabilities	46,753,569	45,462,025

Deferred rent	208,855	-
Accrued participation costs	1,880,534	1,723,758
Total liabilities	48,842,958	47,185,783

Commitments and contingencies
Members' deficiency	(16,000,757)	(15,602,266)
Totals	$32,842,201	$31,583,517

See Notes to Consolidated Financial Statements.

4

Screen Media Ventures, LLC and Subsidiaries

Consolidated Statements of Operations and Members' Deficiency

Years Ended December 31, 2015 and 2014

	2015	2014

Gross video revenue	$4,648,896	$4,750,580

Gross film revenue	13,239,471	13,855,660

Totals	17,888,367	18,606,240

Video returns and allowances	1,639,909	1,555,563

Net revenues	16,248,458	17,050,677

Costs and expenses:
Amortization of film library	4,909,577	5,403,733
Amortization of website development costs	655,630	540,583
Video and film distribution costs	3,187,456	2,960,009
Salaries and benefits	3,355,436	3,350,252
Other selling, general and administrative	2,164,275	2,808,586
Bad debt expense	825,344	465,181
Management bonus	132,516	152,311
Depreciation and amortization	108,275	116,470
Total costs and expenses	15,338,509	15,797,125

Income from operations	909,949	1,253,552

Interest expense	(1,258,285)	(1,146,356)

(Loss) income before income taxes	(348,336)	107,196

Provision for income taxes	19,427	525

Net (loss) income	(367,763)	106,671

Members' deficiency, beginning of year	(15,602,266)	(24,065,956)

Member distributions	(30,728)	(42,981)

Modification of convertible debt	-	8,400,000

Members' deficiency, end of year	$(16,000,757)	$(15,602,266)

See Notes to Consolidated Financial Statements.

5

Screen Media Ventures, LLC and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2015 and 2014

	2015	2014

Operating activities:
Net (loss) income	$(367,763)	$106,671
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	108,275	116,470
Amortization of film library	4,909,577	5,403,733
Amortization of website development costs	655,630	540,583
Amortization of deferred financing costs	119,341	56,727
Deferred rent	208,855	-
Bad debt expense	825,344	465,181
Changes in operating assets and liabilities:
Accounts receivable	401,784	(1,579,967)
Prepaid expenses and other current assets	101,230	97,371
Film libraries acquired	(7,569,371)	(7,134,052)
Inventory	27,971	(212,791)
Accounts payable and accrued expenses	39,889	(97,307)
Accrued participation costs	195,969	460,116
Interest payable	269,760	452,407
Film acquisition obligations payable	426,016	1,491,377
Net cash provided by operating activities	352,507	166,519

Investing activities:
Capital expenditures	(255,751)	(31,189)
Website development costs	(410,403)	(676,862)
Net cash used in investing activities	(666,154)	(708,051)

Financing activities:
Member distributions	(30,728)	(42,981)
Proceeds from revolving credit facility	16,250,000	13,820,000
Payments under revolving credit facility	(15,733,314)	(13,098,855)
Financing and debt restructuring costs	(174,965)	(93,059)
Net cash provided by financing activities	310,993	585,105

Net (decrease) increase in cash	(2,654)	43,573
Cash, beginning of year	129,476	85,903
Cash, end of year	$126,822	$129,476

Supplemental disclosures of cash flow data:
Cash paid for interest	$869,183	$637,224
Cash paid for income taxes	$19,427	$525

Supplementary disclosure of non-cash financing activities:
Modification of convertible debt	$-	$8,400,000

See Notes to Consolidated Financial Statements.

6

Screen Media Ventures, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 1 - Organization and description of business

Screen Media Ventures, LLC and Subsidiaries, a Limited Liability Company, and its wholly-owned subsidiaries, Screen Media Films, LLC, 757 Film Acquisition, LLC and Media Value Productions, LLC, acquire, market, promote and distribute feature length motion picture film rights to television broadcast stations, networks and other parties throughout the United States and in other countries of the world. In addition, the Company distributes films in DVD formats to the retail and rental markets, releases films theatrically throughout the United States and distributes films into various digital delivery systems and video on demand ("VOD") platforms.

Note 2 - Significant accounting policies

Principles of consolidation

The accompanying consolidated financial statements include the accounts of Screen Media Ventures, LLC and its wholly-owned subsidiaries Screen Media Films, LLC, 757 Film Acquisition, LLC and Media Value Productions, LLC, herein referred to as the "Company". All significant inter-company transactions have been eliminated in consolidation.

Concentrations of risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains its cash with high-credit quality financial institutions. At times, such amounts may exceed Federally insured limits. Concentrations of credit risk with respect to domestic trade receivables are limited due to the large number of customers comprising the Company's customer base, their dispersion across different geographic areas, and generally short payment terms. In addition, the Company closely monitors the extension of credit to its customers while maintaining allowances for potential credit losses, when estimable. On a periodic basis, the Company evaluates its trade accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit considerations. A portion of the Company's accounts receivable are with customers in foreign countries with volatile economies and, therefore, are riskier than domestic receivables. The Company's allowances address this risk.

The Company provides programming to television stations located throughout the United States and other countries of the world. The Company generated 18% and 17% of its revenue from foreign contracts for the years ended December 31, 2015 and 2014, respectively. Contracts are entered into based upon an evaluation of customers' financial condition, and generally some advance payment is required. The Company generally does not require collateral from its customers.

Credit losses are provided for in the consolidated financial statements and generally have been within management's expectations. Substantially all transactions with foreign customers are denominated in United States dollars.

In addition, the Company's DVD videos are sold to mass merchandisers throughout the United States. The sale, warehousing, distribution, billing and collection of certain video sales are facilitated through a third-party distributor. This distributor accounted for approximately 13% and 10% of net revenues during the years ended December 31, 2015 and 2014, respectively.

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Screen Media Ventures, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Also, one of the Company's Subscription VOD customers accounted for approximately 11% of net revenues during the year ended December 31, 2015.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates inherent in the preparation of the accompanying consolidated financial statements include returns and allowances on DVD sales and management's forecasts of anticipated revenues from distributing the motion picture rights of its film library in order to evaluate its ultimate recoverability. Management periodically reviews such estimates, which determine the amortization of the film library and it is reasonably possible that management's assessment of recoverability of individual films may change based on actual results and other factors. The reserve for returns and allowances as of December 31, 2015 and 2014 was approximately $192,000 and $232,000, respectively.

Revenue recognition

The Company generally licenses multi-film packages to its customers. Revenues from multi-film sales are allocated per title and recognized upon initial availability for exploitation by customers. These revenues are recorded as gross film revenue on the consolidated statement of operations and members' deficiency. The amounts of unrecognized revenues, prior to the initial availability of certain films, were approximately $2.2 million and $2.7 million, respectively, as of December 31, 2015 and 2014.

Revenues from digital distribution and VOD platforms are recorded when revenue is reported by their respective platforms and is recorded as a component of gross film revenue on the consolidated statement of operations and members' deficiency.

Sales of DVD units are generally recorded upon their shipment to customers and provisions for future returns and other allowances are established based upon historical experience. These revenues are recorded as gross video revenue on the consolidated statement of operations and members' deficiency.

Inventory

Inventory consists of DVD films held for resale to wholesale and retail customers. Inventory is stated at the lower of cost (first-in, first-out) or market. When the net realizable value falls below its cost, a provision for write-downs is recorded.

Website development costs

Website development costs are stated at historical cost and amortization is computed on a straight-line basis over the estimated life of five years from the date of implementation.

Film library

Film library represents the cost of acquiring film distribution rights and related acquisition cost and accrued participation cost. Film library is amortized using the individual-film-forecast-computation method. Film library is stated at the lower of unamortized cost or fair value.

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Screen Media Ventures, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Amortization is based upon management's best estimates of total future, or ultimate revenue. Amortization is adjusted when necessary to reflect increases or decreases in forecasted ultimate revenues. Ultimate revenues can include revenues for up to 20 years from the acquisition date for previously released films (10 years for a new release). The Company generally acquires film distribution rights covering periods of 10 or more years.

	2015	2014

Acquisition cost	$114,437,539	$106,868,168
Accumulated amortization	91,306,463	86,396,886

Totals	$23,131,076	$20,471,282

Film library acquisition obligations

Film library acquisition obligations represent liabilities incurred in connection with the acquisition of film libraries. Pursuant to the film distribution rights agreements, the Company's right to distribute films may revert to the licensor in the event that the Company is unable to satisfy its remaining financial obligations with respect to the acquisition of those distribution rights.

Deferred financing costs

Deferred financing costs are stated at cost, net of accumulated amortization. The deferred financing costs are amortized over the life of the related debt using the interest method over the term of the related debt.

Equipment and improvements

Equipment and improvements are stated at cost. Depreciation is computed on the straight-line basis over the estimated useful lives of the related assets ranging from three to five years. Leasehold improvements are amortized by the straight-line basis over the lesser of the life of the improvement or the term of the lease.

Impairment of long-lived assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing a review for impairment, the Company compares the carrying value of the assets with their estimated future undiscounted cash flows. If it is determined that an impairment has occurred, the loss would be recognized during that period. The impairment loss is calculated as the difference between the asset carrying values and the present value of estimated net cash flows or comparable market values, giving consideration to recent operating performance and pricing trends. The Company does not believe that any material impairment currently exists related to its long-lived assets.

Income taxes

The Company has no unrecognized tax benefits at December 31, 2015 and 2014. The Company's Federal and state income tax returns prior to fiscal year 2012 are closed and management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

9

Screen Media Ventures, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

If applicable, the Company would recognize interest and penalties associated with tax matters as part of the income tax provision and include accrued interest and penalties with the related tax liability in the consolidated balance sheets.

The Company is treated as a partnership for income tax purposes. The Company is subject to New York City and various states' equivalent of the unincorporated business tax and certain foreign taxes. Accordingly, no provision for Federal income taxes or credits has been reflected in the accompanying consolidated financial statements.

Advertising costs

The Company recognizes advertising costs for its theatrically released titles in accordance with accounting principles generally accepted in the United States of America. The Company has an obligation to make reimbursements for these theatrical advertising costs. These costs are capitalized as part of the film library acquisition cost and are amortized as such.

The amounts for theatrical advertising costs were approximately $1,383,000 and $1,415,000, respectively, as of December 31, 2015 and 2014 and are included in the cost of the film library.

In the case of DVD releases, advertising costs are expensed when incurred, which is typically upon the release of the title. Advertising costs for the years ended December 31, 2015 and 2014 were approximately $10,000 and $49,000, respectively.

Participation costs

The Company accrues for participation costs using the individual-film-forecast computation method, which accrues such costs in the same ratio that current period revenue bears to remaining ultimate revenue as of the beginning of the current year. These costs are capitalized and amortized as part of the Film Library.

Deferred rent

The Company's lease agreement provides for scheduled rent increases during the lease term or for rental payments commencing at a date other than initial occupancy. Rent expense is recognized on a straight-line basis over the term of the respective lease. The Company received a tenant improvement allowance as a lease incentive. Tenant allowance represents landlord contributions to the construction costs of building out the related leased property. Total construction costs are capitalized as equipment and improvements and the landlord construction allowance is recorded as a lease incentive, a component of deferred rent, which is amortized as a reduction of rent expense over the lease term.

Subsequent events

The Company has evaluated subsequent events through October 27, 2016, which is the date the consolidated financial statements were available to be issued.

10

Screen Media Ventures, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 3 - Going concern

As shown in the accompanying consolidated financial statements, the Company has a members' deficiency of $16,000,757 as of December 31, 2015 and, as of that date, the Company's current liabilities exceeded its current assets by $39,560,807. Those factors, as well as the uncertain conditions that the Company faces regarding its loan agreements (as discussed in Note 5), create an uncertainty about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on acceptance of the Company's financial plan by the Company's bank creditors, private investment fund and the Company's President. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 4 - Equipment and improvements

Equipment and improvements are comprised of the following:

	2015	2014

Furniture and fixtures	$89,847	$81,690
Computer equipment	566,929	502,996
Leasehold improvements	354,713	171,052
	1,011,489	755,738
Less accumulated depreciation and amortization	754,593	646,318

Totals	$256,896	$109,420

Note 5 - Notes payable - revolving credit facility and investment agreement

In July 2004, the Company entered into certain Accounts Financing and Security Agreements with a bank group (the "Credit Agreement"), a private investment fund, and the Company's President (the "Investment Agreement").

The Credit Agreement as amended on January 27, 2014 (and from time to time as required) provides for a line of credit of up to $18,000,000 based on eligible collateral, as defined, and expires on April 29, 2016. On May 17, 2016, The Company executed a Forbearance Agreement with the bank group which expired on August 1, 2016 and has been subsequently renewed through October 31, 2016. The line of credit has been subsequently reduced per the provisions of the Forbearance Agreement and is currently $16,900,000 as of July 1, 2016 and will be further reduced to the amounts per the following schedule:

$16,750,000 as of August 31, 2016
$16,550,000 as of September 30, 2016
$16,250,000 as of October 30, 2016

Interest is payable on this line of credit on the last day of each quarter and at the expiration of the LIBOR notes. The Company's interest rate is the greater of 5.00% (4.5% if certain objectives are met) or applicable margin of 3.25% over Alternate Base Rate Loans (Prime), and 4.25% over Eurodollar Loans (LIBOR). The balance outstanding at December 31, 2015 and 2014 is $16,100,823 and $15,584,137, respectively. For the years ended December 31, 2015 and 2014, the weighted average interest rate was 5.2% and 5.1%, respectively. Interest expense for the years ended December 31, 2015 and 2014 was $826,345 and $780,696, respectively.

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Screen Media Ventures, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

The Investment Agreement provides for long-term convertible notes of $15,000,000 ($1,000,000 of which was purchased by the Company's President) secured with a subordinated interest to the Credit Agreement, by eligible collateral, as defined, and expires on November 1, 2016. Effective January 1, 2012, the notes and all unpaid interest bear interest at 1.17% per annum. At the option of the Company, interest shall either be payable in cash, or accrue to the extent not paid. On January 2, 2014, the Investment Agreement was amended to provide for a reduction in indebtedness of $8,400,000 and the removal of the contingent interest provision as well as a change in the conversion provision that increased the amount of Special Class A Common Units to represent approximately 74% of the fully diluted ownership in the Company. Accrued interest payable as of December 2015 and 2014 is $11,664,463 and $11,351,865, respectively. Upon maturity of the notes, the holders may require the Company to purchase, whether converted or not, either the Special Class A Common Units or pay their equivalent value if unconverted. Interest expense for the years ended December 31, 2015 and 2014 was $312,599 and $308,934, respectively.

In the event of a sale transaction, an initial public offering or the refinancing of the revolving credit facility, in which the Company realizes proceeds in excess of the revolving credit facility, the excess proceeds would pay the principal balance plus accrued interest on the convertible notes.

Outstanding borrowings under the Credit and Investment Agreements are collateralized by substantially all of the Company's assets. Both the Credit Agreement and Investment Agreement contain certain restrictive covenants, which among other things, requires the Company to maintain specified maximum debt to EBITDA ratios and a minimum debt coverage ratio, both as defined.

Note 6 - Members' interest

The Company's membership interest consists of Class A Common Units.

In accordance with the Company's Amended and Restated Operating Agreement, the Company is obligated to make annual distributions to the members at the rate of 45% of the Company's taxable income.

Holders of Class A Common Units are entitled to one vote for each unit held. Holders of Class A Common Units are not entitled to any distributions, except for tax reimbursement distributions, until the holders of the note payable - convertible debt and notes payable - revolving credit facility are repaid.

12

Screen Media Ventures, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 7 - Commitments

Lease

The Company leases its office facilities under a lease agreement that expires on February 28, 2020. Future minimum lease payments (secured by a standby letter of credit from a bank) in each of the five years subsequent to fiscal 2015 are as follows:

2016	$372,000
2017	399,000
2018	408,000
2019	417,000
2020	71,000
Total	$1,667,000

Rent expense was approximately $423,000 and $438,000 for the years ended December 31, 2015 and 2014, respectively.

Note 8 - Contingencies

The Company is involved in certain disputes arising under the normal course of its business. In the opinion of management, the outcome of these matters will not have a material effect on the Company's consolidated financial position, cash flows or results of operations.

The Company is contingently liable for a standby letter of credit in connection with a certain lease agreement (see Note 7) in the amount of $129,986 as of December 31, 2015.

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